                                                                     EXHIBIT 3.6

                             PLAINS RESOURCES INC.

        Certificate of Designation, Preferences and Rights of a Series of Preferred Stock by Resolution of the Board of Directors Providing for an Issue of 175,000 Shares of
        Preferred Stock Designated "SERIES H CONVERTIBLE
        PREFERRED STOCK"


     Plains Resources Inc., a Delaware corporation (hereinafter called the "Company"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company by the Second Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the Board of Directors, at a meeting thereof duly called and held on November 28, 2000, at which meeting a quorum was present and acting throughout, duly adopted the following resolutions providing for the issue of shares of Preferred Stock hereinafter referred to, and further providing with respect to such issue of shares of Preferred Stock for such powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, as are hereinafter set forth, in addition to those set forth in said Certificate of Incorporation;

      NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby provides for the issue of the Series H Preferred Stock;

     RESOLVED, that the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of the Series H Convertible Preferred Stock shall be as follows:

     Section 1. Designation and Rank. The designation of the series of Preferred Stock created by this resolution shall be "Series H Convertible Preferred Stock" (hereinafter called this "Series"), and the number of shares constituting this Series shall be 175,000. Shares of this Series shall have a stated value of $500 per share. The number of authorized shares of this Series may be reduced by further resolution duly adopted by the Board and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of this Series shall not be increased. The shares of this Series shall rank prior to the Junior Stock (as defined in Section 9) as to distribution of assets. The shares of this Series shall be of equal rank as to distribution of assets with all other series of Preferred Stock, except as provided in a certificate of designation with regard to such other series of Preferred Stock filed pursuant to Section 151 of the General Corporation Law of the State of Delaware with the Secretary of State of the State of Delaware.

     Section 2. No Dividend Right. Shares of this Series shall have no rights to payment of dividends or other distributions in cash, stock or other property.

     Section 3. No Redemption Right. Shares of this Series shall not be subject to any redemption or exchange rights of the Company.

     Section 4.  Voting.

     (a) Except as otherwise required by law, the holders of shares of this Series shall not have any right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of holders of capital stock of the Company. On any matters on which the holders of shares of this Series shall be entitled to vote, they shall be entitled to one vote for each share held.

     (b) So long as any shares of this Series remain outstanding, the affirmative vote or consent of the holders of a majority of the shares of this Series outstanding at the time, given in person or by proxy, either in writing or at a meeting, shall be necessary to permit, effect or validate (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of Senior Stock and (ii) the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation which would materially and adversely affect any right, preference, privilege or voting power of shares of this Series or of the holders thereof in a manner disproportionate to the effect thereof on the holders of any other shares of the Company's capital stock. However, the creation and issuance of other series of Parity Stock or Junior Stock shall not be deemed to affect materially and adversely said rights, preferences, privileges or voting power.

     (c) So long as at least 10,000 shares of this Series remain outstanding, the holders of shares of this Series outstanding at the time shall be entitled to vote to permit, effect or validate the authorization of a merger or consolidation of the Company or any compulsory shares exchange pursuant to which the Common Stock is converted into other securities, cash or property. The holders of shares of this Series shall be entitled to that number of votes equal to the number of whole shares of Common Stock into which all shares of this Series held by such holders could be converted pursuant to the provisions of
Section 6 hereof, at the record date for the determination of the stockholders entitled to vote on such matters or, if no record date is established, at the day prior to the date such vote is taken or any written consent of stockholders is first executed, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class.

     Section 5. Liquidation. In the event of any complete liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of shares of this Series shall each be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of this Series the sum of $500.00 before any distribution shall be made to the holders of Junior Stock of the Company, and if the assets of the Company shall be insufficient to pay in full such amounts, then such assets shall be distributed among such holders and the holders of any Parity Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. In the event of any complete liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of shares of this Series shall not be entitled to receive the liquidation price of such shares held by them until the liquidation price of all Senior Stock shall have been paid in full.

     Section 6.  Conversion.

     (a) All outstanding shares of this Series shall be converted into shares of Common Stock in accordance with this Section 6(a) on September 30, 2001. Prior to such date, each share of this Series shall be convertible at the option of the record holder thereof by presentation of the certificate representing such share by the record holder in person or by registered mail, return receipt requested with postage prepaid thereon, at the principal office of the Company, and at such other offices, if any, as the Board of Directors may determine, into the number of shares of fully paid and nonassessable shares of Common Stock determined by dividing $500.00 by the Conversion Price in effect at the time of conversion.

     (b) The Company covenants that it will at all times reserve and keep available, out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Series as herein provided, free from preemptive rights or any other actual or contingent purchase rights of Persons other than the holders of shares of this Series, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of this Series. The Company covenants that all shares of Common Stock that shall be so issuable shall upon issue be duly and validly issued and fully paid and nonassessable.

     Section 7.  Adjustment of Conversion Price.

     (a) The Conversion Price initially shall be $15.00 (the "Conversion Price"). The Conversion Price shall be subject to adjustment from time to time as follows:

          (i) If the Company, at any time while any shares of this Series are outstanding, shall (A) pay a stock dividend or stock dividends or otherwise make a distribution or distributions on shares of its capital stock payable in shares of Common Stock (or in securities convertible into shares of Common Stock), (B) except as set forth in clause (A) above, pay a stock dividend or make a distribution on shares of its capital stock payable in shares of its capital stock of any class other than Common Stock or a class convertible into Common Stock, (C) subdivide outstanding shares of Common Stock into a larger number of shares, (D) combine outstanding shares of Common Stock into a smaller number of shares, or (E) issue by reclassification of shares of Common Stock any shares of capital stock of the Company of any class or classes, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any shares of this Series thereafter surrendered for conversion or exchanged shall be entitled to receive the number and class or classes of shares of the capital stock of the Company which he would have owned or have been entitled to receive immediately after the happening of any of the events described above, had such shares of this Series been converted or exchanged on or immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification, as the case may be. Notwithstanding the foregoing, no adjustment in the Conversion Price shall be made by reason of the payment of dividends on shares of Preferred Stock in additional shares of Preferred Stock. An adjustment made pursuant to this subsection 7(a)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

          (ii) In case the Company, at any time while any shares of this Series are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the then Per Share Market Value of Common Stock at the record date mentioned below, the Conversion Price shall be reduced by multiplying the Conversion Price, as the case may be, in effect prior to such record date by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this subsection 7(a)(ii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration, be recomputed and effective immediately upon such expiration be increased to the prices which they would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 7 after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

          (iii) In case the Company, at any time while shares of this Series are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets (excluding cash dividends or cash distributions paid out of earned surplus) or rights or warrants to subscribe for or purchase any security (excluding those referred to in subsection 7(a)(ii) above) then in each such case the Conversion Price shall be determined by multiplying the Conversion Price, as the case may be, in effect prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock, less the then fair market value (as determined by the Board of Directors of the Company in good faith, whose determination shall be conclusive if made in good faith; provided, however, that in the event of a distribution or series of related distributions exceeding 10% of the net assets of the Company, then such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) selected in good faith by the Board of Directors of the Company, and in either case shall be described in a statement provided to all registered holders of this Series) of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

          (iv) If the Company, at any time while any shares of this Series are outstanding, shall issue or sell shares of Common Stock (excluding stock issuances referred to in other provisions of this Section 7(a)) for a consideration per share which is less than the Per Share Market Value of Common Stock on the date of such issuance or sale, the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the date of such issuance or sale by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of such issuance or sale plus the number of additional shares of Common Stock issued or sold, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of such issuance or sale plus the number of shares which the aggregate consideration received or receivable by the Company for the total number of shares so issued or sold would purchase at such Per Share Market Value. Such adjustment shall be made whenever such shares are issued, and shall become effective immediately after such issuance. If the consideration received or receivable by the Company for such issuance or sale of shares of Common Stock is not cash, the fair market value of such consideration shall be determined by the Board, an investment banking firm, or certified public accountants in the manner specified in subsection 7(b).

          (v) If the Company, at any time while any shares of this Series are outstanding, shall issue rights, options, or warrants (excluding those referred to in other provisions of this Section 7(a)) which entitle the holders thereof to purchase shares of Common Stock (such rights, options, or warrants collectively referred to as "Purchase Rights") at a price per share less than the then Per Share Market Value of Common Stock on the date of the issuance of such Purchase Rights, the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the date of issuance of such Purchase Rights by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such Purchase Rights plus the number of additional shares of Common Stock offered for purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such Purchase Rights plus the number of shares which the aggregate consideration received or receivable by the Company in connection with the grant as well as the exercise of such Purchase Rights would purchase at such Per Share Market Value. Such adjustment shall be made whenever such Purchase Rights are issued, and shall become effective immediately after the issuance of such Purchase Rights. However, upon the expiration of any such Purchase Right the issuance of which resulted in an adjustment in the Conversion Price pursuant to this subsection 7(a)(v), if such Purchase Right shall not have been fully exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the prices which they would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 7 after the issuance of such Purchase Rights) had the adjustment of the Conversion Price made upon the issuance of such Purchase Right been made on the basis of offering for purchase only that number of shares of Common Stock actually purchased upon the exercise of such Purchase

     Rights which were actually exercised. If the consideration for the Purchase Rights received or receivable by the Company for the grant or exercise of such Purchase Rights is not cash, the fair market value of such consideration shall be determined by the Board, an investment banking firm, or certified public accountants in the manner specified in subsection 7(b).

          (vi) No notification to the holders of any adjustment in the Conversion Price otherwise required by this Section 7 shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustment which by reason of this subsection 7(a)(vi) is not required to be made shall be carried forward and taken into account in any subsequent adjustments, and that upon presentment of shares of this Series for conversion, all adjustments shall be made calculating the conversion rights of such holder. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

          (vii) Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly mail to each registered holder of shares of this Series a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of facts requiring such adjustment. Such notice prepared in good faith shall be conclusive evidence of the correctness of such adjustment absent manifest error.

          (viii) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or property, then the holders of the shares of this Series then outstanding shall have the right thereafter to convert such shares only into the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of a number of shares of the Common Stock of the Company into which such shares of this Series could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange.

     This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

          (ix) In case:

                    (A) the Company shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in cash out of its earned surplus; or

                    (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                    (C) the Company shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                    (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or

                    (E) of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of this Series, and shall cause to be mailed to the holders of record of the shares of this Series at their last addresses as they shall appear upon the stock books of the Company, at least 10 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

     (b) In case at any time conditions shall arise by reason of action taken by the Company, which, in the opinion of the Board of Directors of the Company, are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of shares of this Series, or in case at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Board of Directors of the Company shall appoint a nationally recognized or major regional investment banking firm or a firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company), who shall give their opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 7), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of this Series may thereafter be convertible or exchangeable) which is or would be required to preserve without dilution the rights of the holders of shares of this Series. The Board of Directors of the Company shall make the adjustment recommended forthwith upon the receipt of such opinion or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the investment banking firm or firm of accountants giving the aforesaid opinion would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

     Section 8.  Fractional Shares; Transfer Taxes; HSR Act.

     (a) The Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may, if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of this Series shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

     (b) The issuance of certificates for shares of Common Stock on conversion of this Series shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of this Series converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     (c) The exercise by a holder of shares of this Series of the conversion rights granted in Section 6 is subject in all respects to and conditioned upon compliance by the parties with the HSR Act, and rules and regulations promulgated pursuant thereto, to the extent that said act, rules and regulations are applicable to such exercise. The Company and such holder agree to make such filings with and provide such information to the Federal Trade Commission and the Department of Justice with respect to such exercise as are required in connection with the HSR Act in a timely manner and to join each others request for early termination. The Company and such holder will use such reasonable efforts to obtain all governmental approval required to permit such exercise and to cause early termination of the waiting period under the HSR Act.

     Section 9. Definitions. For the purposes hereof, the following terms shall have the following respective meanings:

          "Common Stock" means shares now or hereafter authorized of the class of Common Stock, $.10 par value, of the Company presently authorized and stock of any other class into which such shares may hereafter have been reclassified or changed.

          "Conversion Price" has the meaning given such term in Section 7(a).

          "Junior Stock" means the Common Stock of the Company and any other stock of the Company over which shares of this Series has a preference as to distribution of assets.

          "Parity Stock" means any stock of the Company ranking as to distribution of assets on a parity with this Series.

          "Per Share Market Value" means on any particular date (a) the last sale price per share of the Common Stock on such date on the principal stock exchange on which the Common Stock has been listed or, if there is no such price on such date, then the last price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on any stock exchange, the final bid price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq National Market at the close of business on such date, or the last sales price if such price is reported and final bid prices are not available, or (c) if the Common Stock is not quoted on the Nasdaq National Market, the final bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is no longer publicly traded, as determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) selected in good faith by the Board of Directors of the Company, provided, that none of the transactions related to the foregoing shall include purchases by any "affiliate" (as such term is defined in the General Rules and Regulations under the Securities Act of 1933) of the Company.

          "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          "Preferred Stock" means the Company's Preferred Stock, $1.00 par value.

          "Senior Stock" means any shares or class of the Company that are by their terms expressly given priority over this Series as to distribution of assets on any liquidation of the Company.

     IN WITNESS WHEREOF, said Plains Resources Inc. has caused this Certificate to be signed by a duly authorized officer, this 4th day of December, 2000.

                              PLAINS RESOURCES INC.


                                           By:    /s/ Phil Kramer
                                                ------------------------------
                                           Name: Phil Kramer
                                           Title:   Executive Vice President and
                                                    Chief Financial Officer

ATTEST:


By:   /s/ Tim Moore
   ----------------------------------
Name:  Tim Moore
Title: Secretary